This transcript includes some company data that does not directly conform to generally acceptable accounting principles, or GAAP. Management believes that the presentation of some non-GAAP data provides investors with additional insight into the ongoing operations of the business. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. The following are reconciliation schedules that provide reconciliations of these non-GAAP financial measures to the most closely comparable measures determined in accordance with GAAP.

Sales Excluding PM:

                                                                Three Months Ended
                                                                   September 30,
                                                              2005              2004
                                                                  (in millions)
Net Sales                                                       $ 416.0           $ 390.0
Precious Metal Content of Sales                                   (42.5)            (44.8)
Net Sales Excluding Precious Metal Content                      $ 373.5           $ 345.2



                                                                Nine Months Ended
                                                                   September 30,

                                                              2005              2004
                                                                  (in millions)
Net Sales                                                     $ 1,267.8         $ 1,228.7
Precious Metal Content of Sales                                  (124.2)           (151.7)
Net Sales Excluding Precious Metal Content                    $ 1,143.6         $ 1,077.0


Earnings Excluding Certain One Time Impacts

Three Months Ended September 30, 2005:

                                                                          Income             Diluted
                                                                        (Expense)           Per Share
                                                                     -----------------   -----------------
Loss from Continuing Operations                                             $ (60,805)             $(0.77)

Charges for Unusual Items:

      Impairment Charge                                                       111,595                1.41

Dilutive Effect of Including Potential
      Outstanding Shares on Earnings Per Share (a)                                  -               (0.01)
                                                                     -----------------   ----------------
Earnings From Continuing Operations Before Unusual Items                     $ 50,790               $0.63
                                                                     =================   ================

<F1>(a) For the three months ended September 30, 2005, the dilutive weighted average number of common shares outstanding excluded potential common shares from stock options of 1,324. These shares were excluded from the GAAP calculation of earnings per share due to their antidilutive effect resulting from the loss from continuting operations.


Three Months Ended September 30, 2004:

                                                                          Income             Diluted
                                                                        (Expense)           Per Share
                                                                    -------------------------------------
Income from Continuing Operations                                            $ 46,344               $0.57

Charges (Income) for Unusual Items:

      Reduction of Income Taxes for Prior Period Items                         (2,848)              (0.04)

      Restructuring Charges                                                     1,317                0.02
                                                                    -----------------   -----------------

Earnings From Continuing Operations Before Unusual Items                     $ 44,813               $0.55
                                                                    =================   =================












                      DENTSPLY INTERNATIONAL, INCORPORATED

                             Moderator: Gary Kunkle
                                October 25, 2005
                                   7:30 am CT


Operator:             Good morning. My name is (Michelle) and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the DENTSPLY International Third
                      Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                      I would now like to turn the call over to Mr. Gary Kunkle, DENTSPLY's Chairman and Chief Executive Officer.

Gary Kunkle:          Thank you, (Michelle). Good morning and thank you for
                      joining the DENTSPLY Third Quarter 2005 conference call.

                      My name is Gary Kunkle and I am the Chairman and Chief Executive Officer. Also with me today are Tom Whiting, our President and Chief Operating Officer, and Bill Jellison, Senior Vice President and Chief Financial Officer.

                      I'll begin the call with some overview comments regarding our third quarter results and our overall business. Then before turning the call over to Bill I'll conclude with some remarks looking at the outlook and the balance of the year.

                      Bill will then go through more details of the P&L and the balance sheet and finally we'll all be pleased to answer any questions that you may have.

                      Before we get started it's important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on form 10K and its subsequent periodic reports on form 10Q filed with the Securities and Exchange Commission.

                      This conference in its entirety will be part of an 8K filing and will be available on our Web site.

                      By now each of you should have received a copy of our third quarter earnings announcement released yesterday after the market closed. Let me first talk about the pharmaceutical business and what led to the impairment of the intangible asset related to the injectable anesthetic products this quarter.

                      As we have said from the inception of the construction of this facility, we expect the benefit to add considerable profit to this segment when it's finally fully operational. This plant currently provides products for our UK, Australian and New Zealand markets. It is expected to eventually be the provider of a more cost-effective product for the U.S. and Japanese markets compared to our current contract pricing.

                      It'll also be the source of production for new formulations such as an articaine formulation alternative to existing competition. And finally it will also house the production for Oraqix, our non-injectable oral anesthetic.

                      While we have not previously provided specific expectations for improved profitability, I believe it's important to point out that despite the impacts from the adjusted assumptions and the delay in the approval of the facility, we still believe the combined opportunities for improvement within this business should increase the profitability of the U.S. consumables business segment by a minimum annual benefit of 10 cents to 12 cents per share when it's fully implemented.

                      Our previous estimates called for approval in late 2005. This actually recognized that our supply agreement with AstraZeneca covered us for potential delays beyond that point and also with start up costs, had us beginning to realize the benefit of the new plant in 2007. This benefit is now projected to begin in 2008 and Bill will address this in more detail with his comments about the impairment charge.

                      Let me now focus on the quarterly results excluding the impairment charge. Looking at sales, our reported sales during the third quarter were $416 million. This represented an increase of 6.7% as reported and 8.2% if you exclude the precious metal content. The 8.2% sales gain for the quarter broke out as follows; base business was 5.4%, foreign exchange was .8% and acquisitions were 2%.

                      The geographic-based business growth ex PM was as follows. The United States was 7.6%, Europe was 4.7% and the balance of the world was 1.3%.

                      While the dental reimbursement issues in Germany continue to have an impact on our European and overall performance we're pleased to see the improving trend in the German market during the year. There are two factors however that need to be considered as we look at the third and fourth quarters.

                      As many of you may recall, on our third quarter conference call last year Europe had virtually no growth in the quarter as budgets for reimbursement in Germany were running out and consequently procedures were being postponed.

                      This did provide for a more favorable comparison this quarter offsetting some of the impact of the reimbursement changes however entering the fourth quarter of 2004 and in anticipation of the proposed reimbursement changes coming in 2005 and quite frankly not clearly understanding them, consumers demanded that the German regulators lift budget restrictions for the balance of the calendar year of 2004 resulting in a higher level of procedures during the fourth quarter of 2004.

                      Of course we'll have that as a challenging comparison in Germany as we enter the fourth quarter of 2005 under the new reimbursement scheme.

                      There has been a tremendous focus on the German reimbursement in 2005 and that's appropriate given the fact that Germany represents 50% plus of our European business. But it's also important to note that our base business growth in Europe if you exclude the affected businesses in Germany is 11% for the quarter and 8.6% year-to-date and this is in a market that average growth historically has been 3.5%.

                      So it's really this kind of performance in Europe and other markets in the world that has provided the necessary offset to the effects of Germany for the year. Now we also expect that our German businesses will deliver a positive internal growth in 2006 versus 2005 especially in the first half of the year.

                      Moving on to the United States, we are extremely pleased with the continued strong growth in the U.S. of 7.6% overall for the quarter and 6.3% year-to-date. We had exceptionally strong sales in our chair-side businesses. Those are products sold to dental offices. This was led by double-digit growth in orthodontics, implants and anesthetics really driven by Oraqix.

                      The lab business had modest growth overall but had double-digit growth in the crown and bridge category which was really led by our Cercon all-ceramic materials.

                      We also recently announced the formation of DENTSPLY North America. This is a new sales organization that effectively combines the field and sales management functions for our U.S. distributor business. We believe that this structure will provide opportunities for improved cross-divisional selling synergies. It'll provide a single point of contact for our distributors, more consistency in customer processes and policies and it also will expand our cross-divisional merchandising support.

                      We're really excited about this change as are our field sales organization and we think it'll provide an improved support to our distributor partners and also deliver improved value to our end user or customers.

                      I had mentioned during the last conference call that we're seeing lab work in the U.S. move offshore to lower lab cost areas around the world. We are addressing this in two ways. First of all we're promoting Cercon as an all-ceramic, more aesthetic, low labor solution. This is being driven by our new software for Cercon that provides a better, more efficient utilization of the Cercon block thus making it an economically competitive alternative to both precious and non-precious crowns and bridges.

                      Also we are finalizing a strategy to provide labs with a low cost alternative to compete with offshore labs. This alternative will also guarantee the lab that only FDA-approved materials will be used and lab will receive the same service and support they have always received from our U.S. DENTSPLY Lab division.

                      These are advantages that currently are not offered by offshore labs today. We expect to have this strategy operational in the fourth quarter and available to labs in early 2006.

                      Looking at the rest of the world, the balance of the world grew internally by 1.3%. This was led by continued strong growth in Asia but was really offset by weak quarterly performances in Latin America and the Middle East really due to the volatility of those regions and their economies.

                      I mentioned several new products during earlier conference calls this year that continue to perform well. Oraqix, our new non-injectable dental anesthetic continues to perform extremely well, BioPure, our new irrigant that's used to disinfect the canal in root canal procedures, and Calamus which is a very unique, simple, and user-friendly obturation delivery system that's also used in root canal procedures.

                      And the final one that I have talked about in the past is Interactive Mystique. This is the world's first low-friction translucent ceramic bracket. It's a clear clip that is applied to Mystique, our new ceramic bracket, and it engages the wire similarly to self-ligation, which is known for its benefits of reduced appointment time and approved oral hygiene.

                      Adding to these new products, there were several releases in the third quarter; I'll discuss a few. TPH3 is a new generation of restorative material that provides improved handling. It provides excellent aesthetics and simplicity of application for the dental professional.

                      Also, we introduced Cercon Arts which is a new software system for Cercon that allows the technician to develop the coping from the stone model thus eliminating additional steps of a traditional wax up. It also provides the lab with better utilization of the Cercon block and as I mentioned before, this makes it a competitive alternative to precious and non-precious metal crowns and bridges.

                      Before I turn the call over to Bill I would like to make some closing remarks. 2005 has been a challenging year for us. We've had to deal with the German reimbursement issues throughout the entire year and as of this quarter we're dealing with the impairment issues associated with the injectable anesthetic products.

                      However it's also important for all of us to recognize the benefit of the critical mass of DENTSPLY and how it's contributed to defusing the impact of such events as the reimbursement changes in Germany and the other additional costs associated with the pharma plant.

                      The breadth of our product portfolio and our geographic diversity has allowed us to absorb the adversity of Germany and the increased costs. This is evidenced by how the non-German businesses are doing this year. Our year-to-date base business growth in total is 2.5%, but if you exclude the businesses in Germany that are impacted by the reimbursement, our base business growth through three quarters is 6.1%, so this is really a remarkable growth in this segment that has historically grown 4.5%.

                      As we look at sales for the balance of the year we do have a challenging comparison in Germany as I mentioned before. We also had some of our larger divisions in the U.S. announce price increases in September that may have created some additional buying in that month before the new prices go into effect.

                      With respect to earnings, our earnings guidance for the year is $1.24 to $1.28 per diluted share. This is an increase of our previous guidance excluding the impairment charge from a previous range or $2.59 to $2.63 to a new range of $2.61 to $2.65 per diluted share.

                      We are currently in our budgeting process for 2006 and we'll provide guidance for next year during our fourth quarter conference call. But we do expect that we will again project internal growth of 5% to 6% which is premium to our market growth of 4.5% and double-digit income growth for the year.

                      Now that concludes my formal remarks. I will now turn the call over to Bill.

Bill Jellison:        Thanks, Gary. Good morning, everyone. Before discussing
                      the overall performance I would like to first provide you with some additional comments regarding the asset impairment charge.

                      During the third quarter the company recorded a pretax charge of $131.3 million which had an after tax impact of $111.6 million or $1.41 diluted earnings per share for the impairment of the injectable anesthetic intangible asset for the pharmaceutical division within our U.S. consumable business segment.

                      This impairment does not impact our needle-free Oraqix product. The carrying value of the indefinite-lived intangible asset prior to the above mentioned impairment charge was approximately $160 million. This amount is primarily comprised of the two payments we made in 2001 and 2002 totaling $116.5 million to procure the dental injectable assets from AstraZeneca adjusted for currency fluctuations since that time as the assets were held in our Swiss and Japanese subsidiaries.

                      The company received the results of the Food & Drug Administration, FDA, pre-approval inspection in the third quarter of 2005. During the third quarter the company then conducted an extensive review of the items identified by the FDA, the company's action plan to address these items, and their impact on other assumptions.

                      Included in these were the expected timeline and costs for the remedy of the FDA findings related to the manufacturing facility, FDA reapplication and approvals, expected ramp up costs for the U.S., European, Japanese volumes, sales projections, and the extension of contract manufacturing agreements to provide a supply of injectable anesthetic products to bridge through the revised ramp up period and the risk adjusted discount rate.

                      Based on this review we concluded that the injectable anesthetic intangible asset became impaired in the third quarter of 2005 and results in a $131.3 million pretax charge. After recording the impairment, DENTSPLY has approximately $120 million of long-lived assets related to the pharmaceutical division which are not impaired based on our current set of assumptions for the underlying business.

                      These assets include the $29 million of indefinite lived intangible assets remaining for the injectable anesthetic business along with other assets which include the Oraqix definite lived intangible assets and the plant and equipment for this business.

                      However further negative changes in the assumptions, including but not limited to those around sales growth, pricing, regulatory approvals, third party supply and product costs could require additional event-driven impairment tests and could result in additional impairment charges.

                      The manufacturing facility is not projected to begin U.S. or Japanese production until 2007 and we do not anticipate additional improvement until the facility is through its ramp up of production. The impact of this business on earnings in 2006 should not be any greater than it has been in 2005.

                      We also expect that once the plant is fully operational, the profitability change within this business should help to improve diluted earnings per share by 10 cents to 12 cents.

                      Moving on, as Gary mentioned, net sales for the third quarter of 2005 increased by 6.7% in total and increased by 8.2% excluding precious metals. The sales increase ex precious metals for the quarter included base growth of 5.4%, a .8% increase from FX translation and a 2% increase from acquisitions.

                      The geographic mix of sales x PM in the third quarter of 2005 was as follows. The U.S. represented 46.4% of sales compared to 46% in the third quarter of last year, Europe was 34.1% this year compared to 34.2% in the same period last year and the rest of the world was 19.5% of sales compared to 19.8% in the same period last year.

                      DENTSPLY's U.S. sales showed more consumable products performing well especially implants, orthodontics and restorative products. Growth within Europe, while still impacted by the softness in the German lab business, has continued to improve. Germany will have a tougher comparison in the fourth quarter of this year, but we do expect the German business to experience easier comparisons in 2006 especially in the first half of the year.

                      Cercon, our all-ceramic product alternative, continues to perform well in the market and we believe will make further market share gains as the precious metals market continues to shift.

                      Gross margins for the third quarter were 56% ex precious metals or lower by 1.5 percentage points compared to the third quarter of 2004. Margin rates were negatively impacted in the quarter by higher cost of our new anesthetic facility and lower precious metals sales.

                      While the current negative impacts of our anesthetic facility are not expected to improve until the plant is approved by the FDA, we do expect company-wide margin rates will improve as we move into 2006 from improved product mix, operating efficiencies, and new product performance.

                      SG&A was $134.3 million or 36% of sales ex precious metals this quarter versus 37.2% in the prior year's third quarter. We have continued to improve our overhead cost structure despite added costs from acquisitions of more than $3 million in the quarter and the cost of the tax study that was discussed on the second quarter call.

                      Operational margins for the third quarter of 2005 including the impairment charge were a negative 13.6% compared to 17-1/2% in the same period last year. Operating margins for the third quarter on a non-GAAP basis excluding the impairment charge were 18% compared to 17-1/2% last year in the third quarter.

                      Operating margins ex precious metals for the third quarter on a non-GAAP basis, excluding the impairment charge, were 20% compared to 19.7% in the third quarter of 2004. Operating margins are expected to benefit from both improved product mix, the strength of new products and operational leverage as we move into 2006.

                      Net interest and other expenses in the quarter were $2.9 million which is an improvement of $2.6 million compared to last year's third quarter. Net interest expense improved by $2.7 million in the quarter due to both lower borrowing levels and net investment hedges utilizing the Japanese yen and Swiss franc. Other expenses were nearly flat compared to the same period last year.

                      The corporate tax rate in the third quarter was distorted by the impairment charge as the bulk of the charge was in Switzerland and only received a modest tax benefit. On a non-GAAP basis excluding the impact of the impairment, the tax rate in the quarter was 29.3% compared to 25.8% in the third quarter of 2004. The year-to-date operational tax rate is 30.6%.

                      To better evaluate our repatriation options and opportunities under the American Jobs Creation Act, we began a global tax project in the third quarter using external consultants. While this project has increased our SG&A costs in the third and will again in the fourth quarter, we expect it will help minimize our overall tax exposure on any current year and/or future year repatriation. We are also hopeful that through this project we can reduce our operational tax rate to 30% for the year.

                      The loss from continuing operations in the third quarter of 2005 was $60.8 million or 77 cents per diluted share. Earnings from continuing operations excluding the impairment charge for the third quarter of 2005, which constitutes a non-GAAP measure, would have been $50.8 million or 63 cents per diluted share in the third quarter of 2005.

                      This compares to 55 cents in the third quarter of 2004 after adjusting for a benefit from a reduction of income taxes of 4 cents per diluted share related to tax matters from prior periods and also for a negative impact of 2 cents per diluted share related to restructuring activities. This would represent an increase of 14.5% in net income per share in the third quarter on a non-GAAP adjusted basis.

                      Operating cash flow was $66.7 million in the third quarter of 2005 compared to $73 million in the same period last year. Receivables and inventory continue to run higher than last year however both are projected to improve by year-end. Receivable days stood at 57 days at the end of the third quarter of both 2005 and 2004, increasing from the 55 days at the end of the second quarter and the record low level of 47 days achieved at year-end.

                      Accounts receivable days should improve to approximately 50 by year-end. Inventory days are running nearly 5 days higher than they were at the end of the year but normally are reduced in the fourth quarter and should end the year close to last year's level.

                      Capital expenditures were $9.8 million in the third quarter yielding free cash flow or operating cash flow less Cap Ex of about $56.9 million in the third quarter.

                      Depreciation and amortization were $12.6 million and dividends were $4.7 million this quarter.

                      At the end of the third quarter of 2005 we had $398 million in cash and short-term investments compared to $506 million at the end of 2004.

                      Long-term debt was $685 million at the end of the quarter compared to $780 million at the end of 2004. In addition we had $66 million of short-term debt and a derivative asset value of $19 million at the end of the quarter.

                      DENTSPLY repurchased $49 million of stock or approximately 900,000 shares at an average price of $53.10 in the third quarter of 2005. Our total repurchases in 2005 now stand at $163 million or 3 million shares at an average price of $54.86.

                      Based on the company's increased amortization to maintain up to 5.5 million shares of Treasury stock we still have approximately 2-1/2 million shares available for repurchase.

                      Finally, as Gary noted, our diluted earnings per share guidance for 2005 with the impairment charge is projected at $1.24 to $1.28. Excluding the impact of the impairment charge we are raising our full year 2005 guidance to $2.61 to $2.65. This guidance does include the expenses associated with our global tax project as well as the second quarter's 2 cents per share tax benefit.

                      Additionally the company still anticipates taking advantage of repatriating foreign earnings for purposes consistent with the American Jobs Creation Act of 2004, however the size and timing of any repatriation will not be finalized until late November or early December. The tax impact of this potential repatriation is not included in our current earnings guidance for the year.

                      That concludes our prepared remarks and we'd be glad to answer any questions you may have at this time.

Gary Kunkle:          (Michelle)?

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Steven Postal with Lehman Brothers.

Steven Postal:        Thanks and good morning, guys.

Gary Kunkle:          Good morning, Steven.

Bill Jellison:        Good morning.

Steven Postal:        Can you elaborate on your comments regarding the Chicago
                      facility? Maybe, you know, talk if you can about any of the items that the FDA addressed and how you're going to go about addressing those items?

Gary Kunkle:          I won't go through the specific items, Steven, but I'll
                      give you a comment overall. First of all I think anyone will tell you a sterile filling facility is among the most difficult, if not the most difficult to start up and while the FDA did cite several areas that require attention, it's also important to note that they describe the plant as approvable which was a good response so we do think we clearly understand the issues and we think we have the corrective actions in place to address them. We continue to communicate with the FDA as we move forward.

Steven Postal:        Okay. And then can you - what is the plant operating at
                      in terms of staff because you're already doing some production there?

Gary Kunkle:          It's got to be less than a quarter capacity, probably more like a fifth but that's an
                      estimate, Steven.

Steven Postal:        Understood. And then maybe, I just wanted to drill
                      down to Germany a little bit. Can you talk about, you know, the new standard of care items, how you kind of anticipate that impact on the market more over the long-term, you know, not necessarily this quarter with the comparison?

Gary Kunkle: Well, I think you're going to see not so much an impact on the number of procedures done, but a change in the mix and it's going to be driven by the fact that they're going to have the lower cost reimbursements.

                      Whether that changes going forward I don't know, but if you assume it doesn't change, it's going to cause a mix change and hopefully we're well positioned with the mix change since most of it will be from precious metals to something else and Cercon is a more economic solution and a more aesthetic solution. So we're doing everything we can to move people today from precious metals to Cercon.

Steven Postal:        Now you talked about the positive trends in your
                      orthodontics business and also in dental implants. Can you maybe just elaborate on that business a little bit how it's trending in the U.S. and outside and then if you think you are gaining market share in those areas?

Gary                  Kunkle: Well, actually we know we're gaining market share.
                      Our orthodontic business has grown double-digits I think for over three years now every quarter and the market information that we get, which is pretty good information, says the market probably is growing in about 7% to 8% a year. And so, we know we're gaining share.

                      And we're also gaining shares with the implant business, but we need more critical mass and that's one of the few segments that we're in where we're not number one or number two. And we should be growing faster than the market because of our size.

Steven Postal:        In the implants market are there acquisition opportunities that you could take advantage of or are you right now kind of sensitive to price evaluation?

Gary Kunkle: Well, it's one area where we'd really like to expand our presence and we'd like to do it through acquisition. I mean clearly there hasn't been something that's been appealing either from, you know, the appeal of the company or the price of the company so far or we would have made one.

Steven Postal: And just one final question from me. The sales structure changes, can you maybe talk about how that will change if any the relationships that you have with the distributors?

Gary Kunkle: I can't imagine it would do anything but improve it because today a distributor has to deal with five to six different people to deal with these separate divisions. Tomorrow there'll be one person who will handle this for all the distributors and will be assigned to specific distributors.

                      Tom just came back from the Dental Trade Association where many of our distributor partners were there and had nothing but positive feedback about this reorganization and they were very supportive of it.

Steven Postal:        Thanks a lot for the comments.

Operator:             Your next question comes from Frank Pinkerton with Banc of
                      America Securities.

Frank Pinkerton:      Hey, guys, first some color around the charge. None of
                      the charge is cash, correct? It's all either an intangible or good-will?

Gary Kunkle:          That's correct.

Frank Pinkerton:      Okay. And then secondly, can you walk me through the cost
                      I guess that Astra is charging you for total manufacturing and are there step-ups in that cost over the next couple of years?

Gary Kunkle:          We don't disclose those costs, Frank.

Frank Pinkerton:      Okay. Shifting and going in another direction, can you
                      comment on the sales force reorganization in the United
                      States? Are there any I guess costs that you guys are incurring there and then what can we expect maybe from potential savings?

Gary Kunkle:          It's actually neither. It's pretty much a neutral change
                      and it wasn't put in place to save money; it was put in place to be more effective and to stimulate our growth.
                      So there is neither additional cost nor savings.

Frank Pinkerton:      Okay, great. And then final question. You touched briefly
                      on some price increases. Can you just walk through, I guess I know you do this on a rolling basis, what you're seeing kind of overall from your product base on the price increase side? And then you said potentially there was a small buy in. Can you elaborate on that, you know, what the price increase is? Thanks.

Gary Kunkle:          What was the amount of the price increases, in the 3% to
                      4% range?

Tom Whiting:          In the 3% to 4% range.

Gary Kunkle: 3% to 4% was the price increase and with respect to trying to determine the impact, I mean it's just too early to tell. Looking at the current month, dealers don't buy consistently throughout the month and so until you get the month closed out you can't see what the impact is.

Frank Pinkerton:      Okay, great. Thank you.

Operator:             Your next question comes from Suey Wong with Robert W.
                      Baird.

Suey Wong: Thank you. I have a question about the Chicago plant. It sounds like there's going to be great upside once the plant is realized here and I want to get a sense of your level of confidence that by '07 everything will be taken care of given that there's been a couple of delays.

Gary Kunkle: Well, I mean clearly we're more confident now that we understand the issues because it was very helpful for us to in spite of the fact that we're disappointed that we didn't get the plant up and running.

                      We learned a lot through that process and we're comfortable that we understand the issues. We're comfortable that we have the right corrective action in place. You know, the one variable that we don't have any control over is the FDA and so that's the one thing I can't offer you any assurance with. I can assure you that we feel comfortable that we're going to do everything to meet those dates.

Suey Wong:            Gary, I just want to make sure here; there's going to be
                      no disruption of aesthetics while the plant is being changed over?

Gary Kunkle:          We don't foresee that, Suey.

Suey Wong:            Okay. And this would have no impact on sales to the UK,
                      Australia and New Zealand, et cetera?

Gary Kunkle:          No, it should not.

Suey Wong:            Okay. Also, Gary, you mentioned it was 10 to 12 cent
                      annual benefit?

Gary Kunkle:          That's correct.

Suey Wong:            Okay, great. Then just a last question here. Could you
                      talk about the lab strategy and the changes there? And also if you think that your lab customers will see this as a competitive threat in any way?

Gary Kunkle: Yeah, I can't get too specific for competitive reasons, but I don't think they're going to look at this as a competitive threat because it's a service to the lab; it's not a service to the dental office. And it offers them an alternative. I mean they still can do business the way they're doing business today, but there are many of them that don't have the availability to offshore and are feeling competitive pressure and don't have access to offshore.

                      So this will offer those labs an opportunity to get similar costs but also the reassurance that they're getting FDA-approved product and of course they also get the service that they've always gotten from our DENTSPLY lab division. Both of those are not assurances that you can get with an offshore lab.

Suey Wong:            Great. Thanks, Gary.

Operator:             As a reminder, to ask a question please press star then
                      the number 1 on your telephone keypad. Your next question comes from Thomas Fong with Boenning &
                      Scattergood.

Thomas Fong:          Hey, good morning, guys.

Gary Kunkle:          Thomas.

Thomas Fong: Most of my questions actually have been answered. I just had one follow up questions. With regards to the Chicago plant, do you see the FDA expanding, I mean would they do random spot checks on your other plants and if so, I mean do you anticipate any issues with that?

Gary Kunkle: It's not related at all but just to give you a little more assurance, we've had our largest facilities in the United States inspected by the FDA I think five times in the last three years and they have collectively gotten zero non-conformances. And that's exceptional performance because I think most people anticipate you at least are going to get one or two.

Thomas Fong:          Okay. All right, well that definitely reassures. That's
                      the only follow up question I had. Thank you.

Operator:             Your next question comes from Derek Leckow with
                      Barrington Research.

Derek Leckow:         Good morning, Gary and Bill.

Gary Kunkle:          Hi, Derek.

Bill Jellison:        Hi, Derek.

Derek Leckow: I've got a question here on the, it looks as if you're seeking lower over head expenses or is that just better leverage of SG&A costs? And does that suggest that you have capacity to increase your R&D spending?

Bill Jellison: I think a couple of points on that. One is, you know, we've been negatively impacted on the gross margin mixed side of the equation on an x PM basis because of the softer precious metal sales this year.

                      Vice versa on the SG&A side - we're a little bit positive just because of the mix associated with that. But we have specifically tried to make sure that we're making improvements on the SG&A side especially knowing that we've had some of the higher additional costs associated with the anesthetic facility that we needed to make sure that we were offsetting.

                      And so I think that we've really taken advantage of that and made sure that we could deliver on the overall improvement that we had expected.

Gary Kunkle:          Derek?

Derek Leckow:         Yep?

Gary Kunkle:          There has been no attempt to cut our costs by cutting
                      projects at R&D. In fact every year we have increased R&D double-digits and we haven't cut projects to save money.
                      And we will continue with that strategy.

Bill Jellison: And another thing to keep in mind in the SG&A category that we had in both the third quarter and the fourth quarter is the tax project that we kicked off has been negatively impacting those periods, but as I mentioned, we're expecting to get the benefits of that still even in the operating rate but also in the potential rate that we would pay associated with any repatriation of funds.

Derek Leckow:         Okay. And if I understand what's going on with the sales
                      force, you know, the management consolidation - that shouldn't result in any savings either, right? That's more of a...

Gary Kunkle:          Yeah. That was not the intent. It was really to improve
                      our effectiveness and take advantage of the opportunity to cross-sell.

Derek Leckow:         Okay. And then finally, Gary, could you provide us an
                      update on your research into some of your advanced technology dental products?

Gary Kunkle:          Yes. SATIF is one that we had mentioned I think we bought
                      about a year ago. It was the technology we bought from Sanofi-Aventis. It has moved from proof of principle into product developments and we expect to have a product hopefully by late '06 from that project.

                      Doxa was another technology that we acquired and if you recall it has the potential to have an improved either restoration material or adhesive material and that's also in product developments. And it's probably going to be in '07 though because it takes a little more for that project.

                      We announced a relationship with IDMoS, which is a company that makes a caries detection device that is in product development and we also anticipate that will be an '06 launch also.

                      The other projects, in particular like the ones in Georgia Tech are further out.

Derek Leckow:         Gary, the caries detection product, can you explain what
                      that is and when do you expect to launch that?

Gary Kunkle: Yeah, it's driven by something called AC Impeded Spectroscopy and, you know, I'll describe it from a layman's standpoint. It basically sends the equivalent of a current and this does not affect the patient and will allow it to distinguish where the caries are and it will detect it to the degree of accuracy that not only do we think it will be better than what's currently on the market, it'll be better than x-rays.

                      And I can't give you a specific time quite frankly, Derek, because I don't know what it will be. I think it's going to be late '06.

Derek Leckow:         And do you anticipate this product getting insurance
                      reimbursement at the same rate as for instance, x-rays?

Gary Kunkle:          Good question. I don't have the answer to that.

Derek Leckow:         Thank you.

Operator:             Your next question comes from Matthew Vetto with Douglas
                      C. Lane & Associates.

Matthew Vetto: Hi. A quick question. Bill, did I hear you correctly or understand you correctly? It sounded like you were alluding to the possibility of further impairment charges in Chicago if there were further delays although it sounds like you've done a pretty thorough review of your timeline and everything going on there. Do you just do that to sort of size what else is there? What sort of likelihood would you put on the possibility of further charges?

Bill Jellison: At this point we do not anticipate any additional charges associated with that. However, I did want to point out both the amount of assets that we still have connected with that overall business and I also wanted to discuss at least some of the assumptions that are tied to that.

                      But we feel very comfortable, at this point, with the assumptions. That's one of the reasons why Gary also mentioned the expected improvement that we feel that we're committing to, in that business, as we move out a couple of years.

Matthew Vetto:        Great. Thanks a lot.

Operator:             Your next question comes from Steven Postal with Lehman
                      Brothers.

Steven Postal:        I just had a couple of follow up questions. First, on the
                      price increases you mentioned 3% to 4%. How does that compare historically with your price increases?

Gary Kunkle:          That's pretty consistent.

Steven Postal:        Okay so no meaningful change there.

Gary Kunkle:          Right.

Steven Postal: And then for Oraqix, you know, you mentioned and I'm just wondering now we're kind of a year out from when it was launched, can you just talk about how things have evolved over the year both in terms of the marketing of the product and, you know, how you perceive customer acceptance?

Gary Kunkle: Yeah, we continue getting very good feedback on it, Steven. The United States is performing better than we expected. We just released it in France and the launch went extremely well. Patient feedback and professional feedback is very good so we're pleased with it. We continue to expand it into other markets as it gets approved and we continue to follow up to make sure that we're getting the proper reorders and we're satisfied with all the feedback that we get.

Steven Postal: Great. And then one final question. Bill, I think you mentioned days inventory increased. Is there anything driving that other than what's going on with the anesthetic facility?

Gary Kunkle:          You mean driving it other than the anesthetics?

Bill Jellison: Yeah. It was really, you know, the comments that we made before as well tied it to both the anesthetic preparation on the transition as well as with some of our German business especially with the fall off in the first part of the year. So the fourth quarter is typically a period where we do drive down some of that inventory levels. We typically would also be expecting to have a few days of improvement. This year I think that we're expecting that we'll probably get back to close to last year's levels.

Steven Postal:        Okay, thanks very much.

Bill Jellison: Just one other comment on the question though that you had associated with the price increases that were mentioned. As Gary said, you know, that's typical within the product areas that we talked about, however on average for the overall company, you know, our prices typically run 1% to 2% on average. And, you know, we believe that we're probably maybe at the higher end of that at this point.

Steven Postal:        And that is because?

Gary Kunkle:          Well, we don't take price increases on all products. The
                      ones that I just cited were two divisions that had just taken price increases in the 3% to 4% range.

Steven Postal:        I see. Okay. Thanks.

Operator:             Your next question comes from Greg Halter with Great Lakes
                      Review.

Gary Kunkle:          Hi, Greg.

Greg Halter:          Hi, guys, good morning.

Gary Kunkle:          Morning.

Bill Jellison:        Hi, Greg.

Greg Halter: Just wondered if you could comment on the acquisition outlook. Obviously noticed that you increased the share repurchase potential or authorization. Should we take that to mean that you're not finding what you expect or think you can find at a good price?

Gary Kunkle: No, I wouldn't link that at all to the acquisition. Our primary use for cash will always be acquisition and there's not a lot of change in the acquisition market from the last call. I think I had mentioned that we're in contact with a lot of companies, we're looking at a lot, but there are many that are private and it just takes some time for the families to make decisions. I think they recognize that eventually divesting the business is the right thing to do; they're just not ready to do it today.

Greg Halter:          Okay, thank you.

Bill Jellison: I think one of the other things to point out there, as well, is that obviously you're aware of where our overall debt-to-cap levels are relative to what we've stated our mandated levels are. And, we believe, especially based on the overall acquisition growth on an ongoing basis, that we commit to as an organization, we think that there's at least potential out there to do both and still have plenty of availability to do any sizable transaction that we think is appropriate.

Greg Halter:          Okay, great. Thank you.

Operator:             Your next question comes from Derek Leckow with Barrington
                      Research.

Derek Leckow: Thank you, just one quick follow up here on the repatriation decision and as that gets made here in the next month or two, do you anticipate that influences your repurchase program at all that lead perhaps to some greater repurchase activity?

Bill Jellison: No, we really don't think that that'll be the case. As we've got cash on our balance sheet, most of that is overseas. The repatriation effort is really just to bring that back.

                      When we talk about our overall debt to cap related levels, we're talking about that in a net cash, net debt basis which includes the cash side of it. So we'd just be better utilizing the cash that we have available out there by doing the repatriation.

Derek Leckow:         Okay, thanks very much.

Operator:             Again to ask a question press star then the number 1 on
                      your telephone keypad.

                      At this time there are no further questions. Gentlemen, please proceed with any closing remarks.

Gary Kunkle:          Well, thank you all for joining the call this morning and
                      we appreciate your continued interest in our company.

                      Thank you, (Michelle).

Operator:             Thank you, ladies and gentlemen. This concludes today's
                      conference call. You may now disconnect.


                                       END